EXHIBIT 99.1

     Temecula Valley Bank Announces Resignation of Executive Vice
                   President/SBA Department Manager

    TEMECULA, Calif.--(BUSINESS WIRE)--Sept. 29, 2004--Temecula Valley Bancorp Inc. (OTCBB:TMCV) announced today that Brian D. Carlson, who has been an officer of Temecula Valley Bank, the principal subsidiary of Temecula Valley Bancorp ("Company") since January 2001, resigned to accept a position with a bank in organization. Stephen H. Wacknitz, the Company's Chief Executive Officer and President, stated, "We view Mr. Carlson's resignation as an opportunity to build on past successes with a fresh look at the SBA department structure. Our historical ability to adapt to change will continue."
    Temecula Valley Bank was established in 1996 and operates full-service offices in Temecula, Murrieta, Fallbrook, Escondido, Rancho Bernardo, Corona and El Cajon. The Company was established in June 2002 and operates as a one-bank holding company for Temecula Valley Bank. As a Preferred Lender (PLP) since 1998, the locally owned and operated bank also has SBA loan production offices in Sherman Oaks, Calif.; Fresno, Calif.; Chico, Calif.; Sacramento, Calif.; Anaheim Hills, Calif.; Irvine, Calif.; Bellevue, Wash.; Gurnee, Ill.; Ocean City, NJ; Westlake, Ohio; Tampa/St. Petersburg, Fla.; Coral Springs, Fla.; Jacksonville, Fla.; and Cumming, GA.
    For more information, visit the Company's Web site at www.temvalbank.com.

    Forward-Looking Statements

    Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, net interest margin ratios, the ability to control costs and expenses, interest rate changes and financial policies of the United States government (including the Small Business Administration), and general economic conditions. Additional information on these and other factors that could affect financial results are included in the Company's SEC filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

    CONTACT: Temecula Valley Bank
             Stephen H. Wacknitz, 909-694-9940